Exhibit 99.1

January 31, 2013

Board of Directors
Conolog Corporation

Gentlemen:

I hereby resign my position as Chief Executive Officer of Conolog Corporation (the “Company”), effective immediately. I will continue to serve the Company in the capacity as Chairman of the Board. The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Sincerely,

/s/ Robert R. Benou

Robert R. Benou